Exhibit 10.1

Towers Watson Non-Qualified Deferred Savings Plan for U.S. Employees

1.Establishment of Plan. The Company hereby adopts and establishes an unfunded deferred compensation plan for a select group of key management or highly compensated employees of the Company, which shall be known as the Towers Watson Non-Qualified Deferred Savings Plan for U.S. Employees.
2.    Purpose of Plan. The purpose of the Plan is to provide a select group of management or highly compensated employees (within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA) of the Company who contribute significantly to the future business success of the Company with “top-hat” supplemental and deferred compensation benefits through the deferral of Eligible Compensation and through additional discretionary Company Matching Contributions.
3.    Definitions.
3.1    “Acceleration Events” has the meaning set forth in Section 10 hereof.
3.2    “Account” means a hypothetical bookkeeping account(s) established in the name of each Participant and maintained by the Company to reflect the Participant’s interests under the Plan.
3.3    “Affiliate” means any corporation, trade, or business which is treated as a single employer with the Company under Sections 414(b) or 414(c) of the Code and any other entity designated by the Committee as an “Affiliate” for purposes of the Plan.
3.4    “Base Salary” means the annual rate of base pay paid by the Company to or for the benefit of the Participant for services rendered, including, as applicable, commissions, overtime, bonuses paid to a Participant who passes an actuarial exam, and bonuses paid in lieu of a raise, provided that such amounts are paid on substantially the same terms as base pay.
3.5    “Beneficiary” means any person or entity, designated in accordance with Section 14.6, entitled to receive benefits that are payable upon or after a Participant’s death pursuant to the terms of the Plan.
3.6    “Board” means the Board of Directors of the Company, as constituted from time to time.
3.7    “Bonus Compensation” means compensation earned by a Participant for services rendered by a Participant under any bonus or cash incentive plan maintained by the Company relating to a service period of one year or less, which would be included as compensation under the Savings Plan without regard to the limit under Section 401(a)(17) of the Code.
3.8    “Claimant” has the meaning set forth in Section 15.1.

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3.9    “Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor statute, and the Treasury Regulations and other authoritative guidance issued thereunder.
3.10    “Committee” means the committee of members of the Board of Towers Watson & Co. that administers the LTIP, provided that with respect to the participation of any employee who is not an executive officer (as defined under Rule 3b-7 of the Securities Exchange Act of 1934, as amended) of Towers Watson & Co., “Committee” shall in addition mean the Chief Executive Officer of Towers Watson & Co., who shall have such authority with respect to any or all of the shares of Company Stock issuable under the LTIP. With respect to matters not required by either Section 157 of the Delaware General Corporate Law or by the corporate governance standards of the New York Stock Exchange and NASDAQ to be determined by the committee of members of the Board of Towers Watson & Co. that administers the LTIP, the Committee hereby delegates its authority to the Towers Watson U.S. Benefit Plans Administration Committee, which will serve as plan administrator and have all the authority of the Committee with respect to such matters.
3.11    “Company” means Towers Watson Pennsylvania Inc., a Pennsylvania corporation, or any successor thereto and any Affiliate designated by the Committee as a sponsor of the Plan.
3.12    “Company Stock” means the Class A common stock of Towers Watson & Co., which is traded on the New York Stock Exchange and NASDAQ.
3.13    “Deferral Election” means an election by an Eligible Employee to defer Eligible Compensation. Any election shall be irrevocable and, except as otherwise provided by the Committee, shall carry over from Plan Year to Plan Year unless changed or revoked during the applicable Election Period.
3.14    “Disability” means that the Participant is determined to be disabled in accordance with the Company’s long-term disability plan.
3.15    “Dividend Equivalent Rights,” or “DERs,” shall have the meaning set forth in the LTIP.
3.16    “Effective Date” means January 1, 2014
3.17    “Election Notice” means the notice or notices established from time to time by the Committee for making Deferral Elections under the Plan. The Election Notice includes the amount or percentage of Eligible Compensation to be deferred (subject to any minimum or maximum amounts established by the Committee). Each Election Notice shall become irrevocable as of the last day of the Election Period.
3.18    “Election Period” means the period established by the Committee with respect to each Plan Year during which Deferral Elections for such Plan Year must be made in accordance with the requirements of Section 409A of the Code, as follows:

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(a)    General Rule. Except as provided in (b) below, the Election Period shall end no later than the last day of the Plan Year immediately preceding the Plan Year in which the services will be rendered to which the Eligible Compensation subject to the Deferral Election relates.
(b)    Performance-based Compensation. If any Bonus Compensation constitutes “performance-based compensation” within the meaning of Treas. Reg. Section 1.409A-1(e), then the Election Period for such amounts shall end no later than six months before the end of the performance period for which the Bonus Compensation is earned (and in no event later than the date on which the amount of the Bonus Compensation becomes readily ascertainable). For the avoidance of doubt, an Employee must be employed by the Company as an Eligible Employee and must have established performance goals in writing, in each case by September 28 of the applicable performance period beginning on July 1, in order to make an election to defer “performance-based compensation” under this subsection (b).
3.19    “Elective Deferrals” means deferrals at the election of an Eligible Employee of Eligible Compensation.
3.20    “Elective Deferral Account” means a separate account maintained for each Participant to record the Elective Deferrals made to the Plan pursuant to Section 5 and all earnings and losses allocable thereto.
3.21    “Eligible Compensation” means the amount of an Eligible Employee’s Base Salary plus Bonus Compensation that exceeds the limit under Section 401(a)(17) of the Code for the applicable Plan Year.
3.22    “Eligible Employee” means, unless determined otherwise by the Company in its discretion, an Employee who (a) is an associate at or above Level 50 as determined by the Company and (b) has Eligible Compensation for the applicable Plan Year. Participation in the Plan is limited to a select group of the Company’s key management or highly compensated employees.
3.23    “Employee” means a U.S. employee of the Company or any Affiliate who is eligible to participate in the Savings Plan.
3.24    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
3.25    “FICA Amount” has the meaning set forth in Section 10.2.
3.26    “LTIP” means the Towers Watson & Co. 2009 Long Term Incentive Plan, as amended from time-to-time.
3.27    “Matching Contribution” means the amount the Company contributes to the Plan on behalf of any Participant pursuant to Section 6.

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3.28    “Matching Contribution Account” means a separate account maintained for each Participant to record the Matching Contributions made to the Plan pursuant to Section 6, plus all earnings and losses allocable thereto.
3.29    “Participant” means an Eligible Employee who elects to participate in the Plan by filing an Election Notice in accordance with Section 5.1 and any former Eligible Employee who continues to be entitled to a benefit under the Plan.
3.30    “Payment Date” means the first business day of the month on which the New York Stock Exchange is open for business following a Payment Event.
3.31    “Payment Event” has the meaning set forth in Section 9.1.
3.32    “Plan” means this Towers Watson Non-Qualified Deferred Savings Plan for U.S. Employees, as amended from time to time.
3.33    “Plan Year” means the twelve consecutive month period which begins on January 1 and ends on the following December 31.
3.34    “RSUs” means restricted stock units granted pursuant to Section 9 of the LTIP.
3.35    “Savings Plan” means the Towers Watson Savings Plan for U.S. Employees.
3.36    “Separation from Service” has the meaning set forth in Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. Section 1.409A-1(h).
3.37    “State, Local, and Foreign Tax Amount” has the meaning set forth in Section 10.5.
3.38    “Valuation Date” means each day of the Plan Year on which the New York Stock Exchange is open for business.
3.39    “Year of Service” means each year of service as determined under the Savings Plan.
4.    Eligibility; Participation.
4.1    Requirements for Participation. Any Eligible Employee may participate in the Plan commencing as of the first day of the Plan Year.
4.2    Election to Participate; Benefits of Participation. An Eligible Employee may become a Participant in the Plan by making a Deferral Election in accordance with Section 5. An Eligible Employee who elects to participate in the Plan by making a Deferral Election is eligible to receive Matching Contributions in accordance with Section 6.

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4.3    Cessation of Participation. If a Participant ceases to be an Eligible Employee during a Plan Year, then the Participant’s Deferral Elections shall no longer be effective as of the end of the Plan Year.
5.    Election Procedures.
5.1    Deferral Election. An Eligible Employee may elect to defer Eligible Compensation as designated by the Committee by completing an Election Notice and submitting it in accordance with Plan procedures during the Election Period. The Election Notice must specify the amount or percentage of Eligible Compensation to be deferred (subject to any minimum and maximum amounts as set forth in Section 5.2).
5.2    Elective Deferrals. Unless otherwise specified by the Committee, a Participant may elect to defer receipt of up to six percent (6%) of Eligible Compensation. Participant deferrals for any Plan Year must be made in accordance with Deferral Election procedures as set forth in this Section 5. Unless otherwise specified by the Committee, Eligible Compensation deferrals shall be credited to a Participant’s Elective Deferral Account at substantially the same time that elective deferrals and Company matching contributions with respect to the same payroll period are contributed to the Savings Plan.
6.    Company Matching Contributions. Each Plan Year the Company may, but need not, make a Matching Contribution to the Plan on behalf of any Participant. The Matching Contribution may be expressed as a percentage of the Participant’s Base Salary, Bonus Compensation, or Eligible Compensation deferral as determined by the Committee. Initially, the Matching Contribution for a Plan Year shall be in an amount equal to (a) one hundred percent (100%) of the Participant’s Elective Deferrals for such Plan Year for the first two percent (2%) of the Participant’s Eligible Compensation that the Participant defers, and (b) fifty percent (50%) of the Participant’s Elective Deferrals in excess of two percent (2%) and not more than six percent (6%) of the Participant’s Eligible Compensation that the Participant defers. The amount of Matching Contributions to be made to the Plan on behalf of any Participant for a Plan Year may be determined or modified by the Committee in its sole discretion. Unless otherwise specified by the Committee, any Matching Contribution shall be credited to the Participant’s Matching Contribution Account as of the business day that the corresponding Elective Deferrals are credited to the Participant’s Account. The Company is under no obligation to make a Matching Contribution for a Plan Year. Matching Contributions need not be uniform among Participants.
7.    Accounts and Investments.
7.1    Establishment of Accounts. The Company shall establish and maintain an Account for each Participant. The Company may establish more than one Account on behalf of any Participant as deemed necessary by the Committee for administrative purposes.
7.2    Investments. Each Account shall be deemed invested in Company Stock. In the event of changes in the outstanding Company Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger,

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consolidation, combination, exchange, or other relevant change in capitalization, the Company Stock credited to each Participant’s Account will be equitably adjusted or substituted, as to the number, price, or kind of a share of Company Stock or other consideration.
7.3    Investment Earnings. Each Account shall be adjusted based on the performance of the Company Stock. The Account of a Participant who has ceased to be an Eligible Employee shall continue to be credited with earnings and losses until the applicable Payment Date. The distribution to a Participant on the distribution date shall be based on the value of the Participant’s Account as of the applicable Payment Date. Dividends, if any, which are awarded for shares of Company Stock will be credited to Participant Accounts and deemed invested in Company Stock.
7.4    Nature of Accounts. Accounts may not actually be invested in Company Stock and Participants do not have any real or beneficial ownership in Company Stock prior to a Payment Event. A Participant’s Account is solely a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan and shall not constitute or be treated as a trust fund of any kind.
7.5    Statements. Each Participant shall be provided with statements or access to statements setting out the amounts in his or her Account(s), which shall be delivered or made available at such intervals determined by the Committee, and shall reflect the applicable number of shares and the value of the Company Stock on the applicable Valuation Date.
7.6    RSUs. Notwithstanding anything to the contrary in Section 7.2 and 7.3, a Participant’s Account may be credited with RSUs granted pursuant to the LTIP in lieu of notional shares of Common Stock with respect to Elective Deferrals and, if applicable, Matching Contributions, all as determined by the Committee, in which case such RSUs shall include DERs that shall be deemed reinvested in additional RSUs unless provided otherwise by the Committee. Such RSUs (including any RSUs credited pursuant to DERs) shall vest as set forth in Section 8 of this Plan and shall be payable at the times and subject to the terms set forth in Section 9, 10, and 11 of this Plan, and shall be subject to the terms of the LTIP, including without limitation to Sections 3.2 (Committee Authority), 4.3 (Adjustments), 14.6 (Rights as Shareholder), and 14.8 (Securities Law Compliance). This Plan shall constitute the Award Agreement with respect to any such RSUs and in the event that the Company determines there to be a conflict between the terms of this Plan and the LTIP with respect to such RSUs or DERs, the terms of the LTIP shall control.
8.    Vesting.
8.1    Vesting of Elective Deferrals. Participants shall be fully vested at all times in their Elective Deferrals and any earnings thereon.
8.2    Vesting of Matching Contributions. Unless determined otherwise by the Committee, Participants shall be vested in their Matching Contributions on the earlier of (a) two (2) Years of Service, (b) death, or (c) Disability.

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9.    Distribution of Participant Accounts.
9.1    In General. Distribution of a Participant’s vested Account shall be made on the Payment Date following the earliest to occur of the following events (each a “Payment Event”):
(a)    the date that is six months after the Participant’s Separation from Service; and
(b)    the date that is thirty (30) days after the Participant’s death.
9.2    Timing of Valuation. The value of a Participant’s Account on the Payment Date shall be determined as of the applicable Payment Date.
9.3    Forfeiture of Unvested Accounts. Unless otherwise determined by the Committee, a Participant’s unvested Account balance shall be forfeited upon the occurrence of a Payment Event.
9.4    Timing of Distributions. Except as otherwise provided in this Plan, distribution shall be made on the Payment Date.
9.5    Medium of Distribution. The Participant’s vested Account shall be paid in Company Stock. Fractional shares shall be paid in cash.
10.    Permissible Acceleration Events. Notwithstanding anything in the Plan to the contrary, the Committee, in its sole discretion, may accelerate the distribution of all or a portion of a Participant’s vested Account upon the occurrence of any of the events (“Acceleration Events”) set forth in this Section 10. The Committee’s determination of whether distribution may be accelerated in accordance with this Section 10 shall be made in accordance with Treas. Reg. Section 1.409A-3(j)(4).
10.1    Limited Cashouts. The Committee may accelerate distribution of a Participant’s vested Account to the extent that (a) the aggregate amount in the Participant’s Account does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, (b) the distribution results in the termination of the Participant’s entire interest in the Plan and any plans that are aggregated with the Plan pursuant to Treas. Reg. Section 1.409A-1(c)(2), and (c) the Committee’s decision to cash out the Participant’s Account is evidenced in writing no later than the date of distribution.
10.2    Payment of Employment Taxes. The Committee may accelerate distribution of all or a portion of a Participant’s vested Account (a) to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code (the “FICA Amount”), or (b) to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount and the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes; provided, however, that the total

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payment under this Section 10.2 shall not exceed the FICA Amount and the income tax withholding related to the FICA Amount.
10.3    Distribution Upon Income Inclusion. The Committee may accelerate distribution of all or a portion of a Participant’s vested Account to the extent that the Plan fails to meet the requirements of Section 409A of the Code, provided that, the amount accelerated shall not exceed the amount required to be included in income as a result of the failure to comply with Section 409A of the Code.
10.4    Termination of the Plan. The Committee may accelerate distribution of all or a portion of a Participant’s vested Account upon termination of the Plan in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).
10.5    Payment of State, Local, or Foreign Taxes. The Committee may accelerate distribution of all or a portion of a Participant’s vested Account for:
(a)    the payment of state, local, or foreign tax obligations arising from participation in the Plan that relate to an amount deferred under the Plan before the amount is paid or made available to the Participant (the “State, Local, and Foreign Tax Amount”), provided, however, the accelerated payment amount shall not exceed the taxes due as a result of participation in the Plan, and/or
(b)    the payment of income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and the payment of the additional income tax at source on wages imposed under Section 3401 of the Code attributable to the additional Section 3401 wages and taxes; provided however, the accelerated payment amount shall not exceed the aggregate of the State, Local, and Foreign Tax Amount and the income tax withholding related to such amount.
10.6    Certain Offsets. The Committee may accelerate distribution of all or a portion of the Participant’s vested Account to satisfy a debt of the Participant to the Company or an Affiliate incurred in the ordinary course of the service relationship between the Company and the Participant, provided, however, the amount accelerated shall not exceed $5,000 and the distribution shall be made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
11.    Section 162(m) of the Code. If the Committee reasonably anticipates that if a distribution were made as scheduled under the Plan it would result in a loss of the Company’s tax deduction due to the application of Section 162(m) of the Code, such distribution may be delayed and paid during the Participant’s first taxable year in which the Committee reasonably anticipates that the Company’s tax deduction will not be limited or eliminated by the application of Section 162(m) of the Code. Notwithstanding the foregoing, no distribution under the Plan may be deferred in accordance with this Section 11 unless all scheduled distributions to the Participant and all similarly situated Participants that could be delayed in accordance with Treas. Reg. Section 1.409A-2(b)(7)(i) are also delayed.

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12.    Plan Administration.
12.1    Administration By Committee. The Plan shall be administered by the Committee, which shall have the authority to:
(a)    construe and interpret the Plan and apply its provisions;
(b)    promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;
(c)    authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;
(d)    determine minimum or maximum amounts, and the types of compensation, that Participants may elect to defer under the Plan;
(e)    determine whether any Matching Contributions will be made to the Plan with respect to any Plan Year and the amount of any such contributions;
(f)    select, subject to the limitations set forth in the Plan, those Employees who shall be Eligible Employees;
(g)    calculate deemed earnings and losses on Accounts;
(h)    interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in the Plan and any instrument, Election Notice, or agreement relating to the Plan; and
(i)    exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.
12.2    Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and any such determinations may be made selectively among Participants. Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations with regard to: (a) the terms or conditions of any Elective Deferral; or (b) the amount, terms, or conditions of any Matching Contribution.
12.3    Committee Decisions Final. Subject to Section 15, all decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.
12.4    Indemnification. No member of the Committee or any designee shall be liable for any action, failure to act, determination, or interpretation made in good faith with respect to the Plan except for any liability arising from his or her own wilful malfeasance, gross negligence, or reckless disregard of his or her duties.

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13.    Amendment and Termination. Subject to the applicable requirements of Section 409A of the Code, the Board may, at any time, and in its discretion, alter, amend, modify, suspend, or terminate the Plan or any portion thereof, provided, however, that no such amendment, modification, suspension, or termination shall, without the consent of a Participant, adversely affect such Participant’s rights with respect to amounts credited to or accrued in his or her Account. Notwithstanding the foregoing, a Participant shall have no rights in, to or as a holder of shares of Common Stock with respect to any unissued securities covered by any RSUs until the date the Participant becomes the holder of record of such securities.
14.    Miscellaneous.
14.1    No Employment or Other Service Rights. Nothing in the Plan or any instrument executed pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate or interfere in any way with the right of the Company or any Affiliate to terminate the Participant’s employment or service at any time with or without notice and with or without cause.
14.2    Tax Withholding. The Company and its Affiliates shall have the right to deduct from any amounts otherwise payable under the Plan any federal, state, local, or other applicable taxes required to be withheld.
14.3    Governing Law. The Plan shall be administered, construed and governed in all respects under and by the laws of the State of Delaware, without reference to the principles of conflicts of law (except and to the extent pre-empted by applicable Federal law).
14.4    Section 409A of the Code. The Company intends that the Plan comply with the requirements of Section 409A of the Code and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Section 409A of the Code and shall have no liability to any Participant for any failure to comply with Section 409A of the Code.
This Plan shall constitute an “account balance plan” as defined in Treas. Reg. Section 31.3121(v)(2)-1(c)(1)(ii)(A). For purposes of Section 409A of the Code, all amounts deferred under this Plan shall be aggregated with amounts deferred under other account balance plans.
14.5    No Warranties. Neither the Company nor the Committee warrants or represents that the value of any Participant’s Account will increase. Each Participant assumes the risk in connection with the deemed investment of his or her Account.
14.6    Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries to receive the Participant’s interest in the Plan in the event of the Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.

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If a Participant fails to designate a beneficiary, then the Participant’s designated beneficiary shall be deemed to be the Participant’s estate.
14.7    No Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, or otherwise encumber, transfer, hypothecate, or convey any amounts payable hereunder prior to the date that such amounts are paid (except for the designation of beneficiaries pursuant to Section 14.6).
14.8    Expenses. The costs of administering the Plan shall be charged to Participant Accounts, unless paid for by the Company, as determined by the Company in its discretion.
14.9    Severability. If any provision of the Plan is held to be invalid, illegal, or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent of such invalidity, illegality, or unenforceability and the remaining provisions shall not be affected.
14.10    Headings and Subheadings. Headings and subheadings in the Plan are for convenience only and are not to be considered in the construction of the provisions hereof.
15.    Claims Procedures.
15.1    Filing a Claim. Any Participant or other person claiming an interest in the Plan (the “Claimant”) may file a claim in writing with the Committee. The Committee shall review the claim itself or appoint an individual or entity to review the claim.
15.2    Claim Decision. The Claimant shall be notified within 90 days after the claim is filed whether the claim is approved or denied, unless the Committee determines that special circumstances beyond the control of the Plan require an extension of time, in which case the Committee may have up to an additional 90 days to process the claim. If the Committee determines that an extension of time for processing is required, the Committee shall furnish written or electronic notice of the extension to the Claimant before the end of the initial 90 day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Committee expects to render its decision.
15.3    Notice of Denial. If the Committee denies the claim, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:
(a)    The specific reason(s) for the denial;
(b)    Specific reference to the pertinent Plan provisions on which such denial is based;
(c)    A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary;

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(d)    A description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on appeal; and
(e)    If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.
15.4    Appeal Procedures. A request for appeal of a denied claim must be made in writing to the Committee within 60 days after receiving notice of denial. The decision on appeal will be made within 60 days after the Committee’s receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than 120 days after receipt of a request for appeal. A notice of such an extension must be provided to the Claimant within the initial 60 day period and must explain the special circumstances and provide an expected date of decision. The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Committee. The reviewer shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.
15.5    Notice of Decision on Appeal. If the Committee denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:
(a)    The specific reason(s) for the denial;
(b)    Specific references to the pertinent Plan provisions on which such denial is based;
(c)    A statement that the Claimant may receive on request all relevant records at no charge;
(d)    A description of the Plan’s voluntary procedures and deadlines, if any;
(e)    A statement of the Claimant’s right to sue under Section 502(a) of ERISA; and
(f)    If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.
15.6    Claims Procedures Mandatory. The internal claims procedures set forth in this Section 15 are mandatory. If a Claimant fails to follow these claims procedures, or to timely file a request for appeal in accordance with this Section 15, the denial of the Claim shall become final and binding on all persons for all purposes.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Towers Watson Pennsylvania Inc. has adopted this Plan as of the Effective Date written above.

TOWERS WATSON PENNSYLVANIA INC.

By

Name: Anthony Mazzeo

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